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                                                                EXHIBIT 24.2(h)


                             DISTRIBUTION AGREEMENT

         THIS AGREEMENT is made as of this ___ day of ___________, 2003 between SEI Opportunity Fund, L.P., a Delaware limited partnership (the "Fund"), and SEI Investments Distribution Co., a Pennsylvania corporation (the "Distributor").

         WHEREAS, the Fund is registered as an investment company with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "1940 Act"), and its interests are registered with the SEC under the Securities Act of 1933, as amended (the "1933 Act"); and

         WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended;

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Fund and Distributor hereby agree as follows:

         ARTICLE 1. Sale of Interests. The Fund grants to the Distributor the exclusive right to sell interests (the "Interests") of the Fund at net asset value, plus any applicable sales charges in accordance with the terms and conditions of the Fund's prospectus as amended from time to time, as agent and on behalf of the Fund, during the term of this Agreement and subject to the registration requirements of the 1933 Act, the rules and regulations of the SEC and the laws governing the sale of securities in the various states ("Blue Sky Laws").

         ARTICLE 2. Solicitation of Sales. In consideration of these rights granted to the Distributor, the Distributor agrees to use all reasonable efforts in connection with the distribution of Interests of the Fund; provided, however, that the Distributor shall not be prevented from entering into like arrangements with other issuers. The provisions of this paragraph do not obligate the Distributor to register as a broker or dealer under the Blue Sky Laws of any jurisdiction when it determines it would be uneconomical for it to do so or to maintain its registration in any jurisdiction in which it is now registered or to sell any particular amount of Interests.

         ARTICLE 3. Authorized Representations. The Distributor is not authorized by the Fund to give any information or to make any representations other than those contained in the current registration statement and prospectus of the Fund filed with the SEC or contained in investor reports or other material that may be prepared by or on behalf of the Fund for the Distributor's use. The Distributor may prepare and distribute sales literature and other material as it may deem appropriate, provided that such literature and materials have been prepared in accordance with applicable rules and regulations.

         ARTICLE 4. Registration of Interests. The Fund agrees that it will take all action necessary to register Interests under the federal and state securities laws so that there will be available for sale the amount of Interests the Distributor may reasonably be expected to sell and to pay all fees associated with said registration. The Fund shall make available to the Distributor such number of copies of its currently effective prospectus and statement of additional information as the

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Distributor may reasonably request. The Fund shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Interests of the Fund.

         ARTICLE 5. Compensation. As compensation for providing the services under this Agreement, the Distributor shall receive from the Fund such fees, if any, as may be agreed between them from time to time. Payments of fees pursuant to this Article 5 shall be made as may be agreed between the Distributor and the Fund from time to time. All such payments shall be made to the Distributor, and the Fund shall have no responsibility or obligation whatever with respect to the payment or distribution by the Distributor of any portion of such payments that, in accordance with arrangements between the Distributor and its individual registered representatives, may be owed to such representatives.

         The Distributor may reallow any or all of the fees which it is paid by the Fund to such brokers, dealers and other financial institutions and intermediaries as the Distributor may from time to time determine.

         ARTICLE 6. Indemnification of Distributor. The Fund agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act (each such indemnified party, a "Fund Indemnitee") against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith), arising by reason of any person acquiring any Interests, based upon the ground that the registration statement, prospectus, investor reports or other information filed or made public by the Fund (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements made not misleading. However, the Fund does not agree to indemnify any Fund Indemnitee or hold any Fund Indemnitee harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund by or on behalf of the Distributor.

         In no case (i) is the indemnity of the Fund to be deemed to protect a Fund Indemnitee against any liability to the Fund or its investors to which such Fund Indemnitee otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Fund to be liable to a Fund Indemnitee under the indemnity agreement contained in this paragraph with respect to any claim made against such Fund Indemnitee unless such Fund Indemnitee shall have notified the Fund in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon such Fund Indemnitee (or after such Fund Indemnitee shall have received notice of service on any designated agent). However, failure to notify the Fund of any claim shall not relieve the Fund from any liability which it may have to a Fund Indemnitee otherwise than on account of its indemnity agreement contained in this paragraph.

         The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision.

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If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and satisfactory to the indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Fund elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If the Fund does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants.

         The Fund agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any other Fund Indemnitee in connection with the issuance or sale of any of its Interests.

         ARTICLE 7. Indemnification of Fund. The Distributor covenants and agrees that it will indemnify and hold harmless the Fund and each of its directors and officers and each person, if any, who controls the Fund within the meaning of Section 15 of the 1933 Act (each such indemnified party, a "Distributor Indemnitee"), against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) based upon the 1933 Act or any other statute or common law and arising by reason of any person acquiring any Interests, and alleging a wrongful act of the Distributor or any of its employees or alleging that the registration statement, prospectus, investor reports or other information filed or made public by the Fund (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon and in conformity with information furnished to the Fund by or on behalf of the Distributor.

         In no case (i) is the indemnity of the Distributor in favor of Distributor Indemnitees to be deemed to protect a Distributor Indemnitee against any liability to which such Distributor Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against a Distributor Indemnitee unless such Distributor Indemnitee shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon such Distributor Indemnitee (or after such Distributor Indemnitee shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to a Distributor Indemnitee against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

         The Distributor shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by the Distributor and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that the Distributor elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them.

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If the Distributor does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

         The Distributor agrees to notify the Fund promptly of the commencement of any litigation or proceedings against it or any other Distributor Indemnitee in connection with the issue and sale of any of the Funds' Interests.

         ARTICLE 8. Consequential Damages. In no event and under no circumstances shall either party to this Agreement be liable to anyone, including, without limitation, the other party, for consequential damages for any act or failure to act under any provision of this Agreement.

         ARTICLE 9. Effective Date. This Agreement shall be effective upon its execution, and, unless terminated as provided, shall continue in force for two year(s) from the effective date and thereafter from year to year, provided that such annual continuance is approved by (i) either the vote of a majority of the directors of the Fund, or the vote of a majority of the outstanding voting securities of the Fund, and (ii) the vote of a majority of those directors of the Fund who are not parties to this Agreement or interested persons of any such party ("Qualified Directors"), cast in person at a meeting called for the purpose of voting on the approval. This Agreement shall automatically terminate in the event of its assignment. As used in this paragraph the terms "vote of a majority of the outstanding voting securities," "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act. In addition, this Agreement may at any time be terminated without penalty by the Distributor, or by the Fund when authorized by a vote of a majority of Qualified Directors or by vote of a majority of the outstanding voting securities of the Fund, upon not less than sixty days prior written notice to the other party.

         ARTICLE 10. Notices. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, to the address provided below (or such other address last furnished by the other party to the party giving notice): if to the Fund, to it at One Freedom Valley Drive, Oaks, Pennsylvania 19456, and if to the Distributor, to it at One Freedom Valley Drive, Oaks, Pennsylvania 19456.

         ARTICLE 11. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

         ARTICLE 12. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         ARTICLE 13. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

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         ARTICLE 14. Severability. If any part, term or provision of this
Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

         IN WITNESS WHEREOF, the Fund and Distributor have each duly executed this Agreement, as of the day and year above written.

SEI OPPORTUNITY FUND, L.P.

By:_________________________________

Attest:_____________________________

SEI INVESTMENTS DISTRIBUTION CO.

By:_________________________________

Attest:_____________________________

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